Exhibit 99.1

Unaudited Pro Forma Condensed Statement of Earnings of Altria Group, Inc.

On October 10, 2016, Anheuser-Busch InBev SA/NV (“Legacy AB InBev”) completed a business combination with SABMiller plc (“SABMiller”) in a cash and stock transaction (the “AB InBev Transaction”). A newly formed Belgian company, which retained the name Anheuser-Busch InBev SA/NV (“AB InBev”), became the holding company for the combined SABMiller and Legacy AB InBev businesses.
Upon completion of the AB InBev Transaction, Altria Group, Inc. (“Altria”) had a 9.6% ownership of AB InBev. Following completion of the AB InBev Transaction, Altria purchased additional shares of AB InBev (the “Subsequent Purchases”), thereby increasing Altria’s ownership of AB InBev to approximately 10.2%. For ownership levels at or above 10%, Altria is entitled to foreign tax credits available in connection with dividends Altria receives from AB InBev, as it was with its former investment in SABMiller. The AB InBev Transaction, together with the Subsequent Purchases, are referred to as the “Transactions.”
The unaudited pro forma condensed statement of earnings (the “pro forma statement of earnings”) reflects the impact of Altria’s investment in AB InBev being accounted for under the equity method of accounting, as was Altria’s former investment in SABMiller. Altria reports its share of AB InBev’s results using a one-quarter lag because AB InBev’s results are not available to Altria in time to record them in the concurrent period. For purposes of this pro forma statement of earnings, Altria’s equity earnings in AB InBev were reflected in the same period in which they occurred to illustrate the impact of the Transactions on Altria’s operating results.
The pro forma statement of earnings has been prepared in accordance with Article 11 of Regulation S-X and gives effect to the Transactions as if they occurred on January 1, 2016. The pro forma statement of earnings is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have occurred had the Transactions been completed on the date indicated, nor is it indicative of the future operating results of Altria.
AB InBev accounted for the AB InBev Transaction using the acquisition method of accounting in conformity with International Financial Reporting Standards (“IFRS”) 3 “Business Combinations.” Under this method, the SABMiller assets acquired and the SABMiller liabilities assumed were recorded by AB InBev based on preliminary estimates of fair value. These estimates are subject to change once the purchase price accounting is finalized.
As a result of the AB InBev Transaction, Altria exchanged its approximate 27% ownership in SABMiller for an interest that was converted into a 9.6% ownership in AB InBev, which was increased to approximately 10.2% as a result of the Subsequent Purchases. For Altria’s accounting purposes, the Transactions represent the following:

•	the disposition of approximately 61% of its investment in SABMiller, resulting in a retained ownership of 10.2% in SABMiller; and

•	the acquisition of 10.2% of Legacy AB InBev.

The pro forma statement of earnings is based on the historical consolidated financial statements of Altria, which were prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), and Altria’s share of earnings derived from the historical consolidated financial statements of AB InBev, which were prepared in accordance with IFRS as issued by the International Accounting Standards Board, and in conformity with IFRS as adopted by the European Union. For purposes of this pro forma statement of earnings, adjustments to AB InBev’s historical financial statements have not been made to conform to U.S. GAAP, as such adjustments would not be material to the pro forma statement of earnings.
The historical consolidated financial statements of AB InBev include the results of the Legacy AB InBev business for the full year of 2016 and include the results of SABMiller for the fourth quarter of 2016.
The pro forma statement of earnings also includes certain adjustments made by Altria to effect the Transactions, as well as Altria’s share of certain adjustments made by AB InBev to effect the AB InBev Transaction. Nonrecurring items directly attributable to the Transactions are excluded from the pro forma statement of earnings.
The pro forma adjustments are based on limited information for items that are factually supportable and directly attributable to the Transactions and could materially change once AB InBev’s purchase price accounting is finalized. The pro forma statement of earnings does not reflect the cost of any integration activities or the value of any integration benefits from the AB InBev Transaction, including potential synergies that may be derived in future periods.
For purposes of the pro forma statement of earnings, the U.S. Federal statutory tax rate of 35% has been used for all adjustments and does not take into account any possible future tax events that may result from the Transactions or Altria’s ongoing investment in AB InBev.
The pro forma statement of earnings should be read in conjunction with:

▪	Altria’s audited consolidated financial statements for the year ended December 31, 2016, included in Altria’s Annual Report on Form 10-K;

▪	AB InBev’s audited consolidated financial statements for the year ended December 31, 2016, included in AB InBev’s Annual Report on Form 20-F; and

▪	AB InBev’s pro forma financial information, which is attached as Exhibit 99.2 to AB InBev’s Current Report on Form 6-K filed on June 30, 2017.

Altria Group, Inc. and Subsidiaries
Pro Forma Condensed Statement of Earnings
For the Year Ended December 31, 2016
(Unaudited)

(in millions of dollars, except per share data)

	Altria Group, Inc.	Disposition of Investment in SABMiller (Note 1)	Acquisition of Investment in AB InBev (Note 1)	Pro Forma Adjustments (Note 2)		Pro Forma As Adjusted
Net revenues	$25,744	$—	$—	$—		$25,744
Cost of sales	7,746	—	—	—		7,746
Excise taxes on products	6,407	—	—	—		6,407
Gross profit	11,591	—	—	—		11,591
Marketing, administration and research costs	2,650	—	—	—		2,650
Asset impairment and exit costs	179	—	—	—		179
Operating income	8,762	—	—	—		8,762
Interest and other debt expense, net	747	—	—	—		747
Loss on early extinguishment of debt	823	—	—	—		823
Earnings from equity investment in SABMiller/AB InBev	(795)	493	(124)	(410)	(a)	(698)
				19	(b)
				(12)	(c)
				131	(d)
Gain on AB InBev/SABMiller business combination	(13,865)	—	—	13,865	(e)	—
Earnings before income taxes	21,852	(493)	124	(13,593)		7,890
Provision for income taxes	7,608	(173)	43	(4,758)		2,720
Net earnings	14,244	(320)	81	(8,835)		5,170
Net earnings attributable to noncontrolling interests	(5)	—	—	—		(5)
Net earnings attributable to Altria Group, Inc.	$14,239	$(320)	$81	$(8,835)		$5,165

Weighted average shares outstanding: (Note 3)
Basic and diluted	1,952					1,952

Per share data: (Note 3)
Basic and diluted earnings per share attributable to Altria Group, Inc.	$7.28					$2.64

See Notes to Unaudited Pro Forma Condensed Statement of Earnings.

Altria Group, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Condensed Statement of Earnings
_______________________________

Note 1. Disposition of Investment in SABMiller and Acquisition of Investment in Legacy AB InBev

The adjustment to reflect Altria’s disposition of its investment in SABMiller is $493 million for the year ended December 31, 2016, representing the partial disposition of Altria’s historical earnings from its equity investment in SABMiller of $795 million.

The adjustment to reflect Altria’s acquisition of AB InBev is $124 million for the year ended December 31, 2016. This amount represents Altria’s share of the $1,241 million of Profit Attributable to Equity Holders of AB InBev recorded by AB InBev in its financial statements for the year ended December 31, 2016.

Note 2. Adjustments to the Pro Forma Condensed Statement of Earnings
The following pro forma adjustments have been reflected in the pro forma statement of earnings:

(a)
Reflects the reversal of Altria’s remaining share of SABMiller transaction costs ($53 million) and AB InBev transaction costs ($357 million) that are nonrecurring and directly attributable to the AB InBev Transaction, which totaled $410 million for the year ended December 31, 2016. Altria’s share of AB InBev’s transaction costs for the year ended December 31, 2016 consists primarily of losses on derivative foreign exchange forward contracts entered into by Legacy AB InBev to economically hedge exposure to changes in the United States dollar exchange rate for the cash portion of the British pounds consideration payable to SABMiller’s shareholders upon completion of the AB InBev Transaction.

(b)
Reflects Altria’s share of additional interest expense that would have been incurred by AB InBev related to certain borrowings (i) to provide the financing necessary to pay the cash portion of the consideration payable to SABMiller’s shareholders upon completion of the AB InBev Transaction and (ii) to provide the financing for fees, costs and expenses in connection with the AB InBev Transaction.

Had the financing been entered into on January 1, 2016, AB InBev would have incurred additional interest expense of $194 million for the year ended December 31, 2016 and Altria’s share would have been $19 million for the year.

(c)
Reflects Altria’s remaining share of adjustments related to the application of AB InBev’s accounting policies to SABMiller. These adjustments include the reversal of SABMiller’s amortization of brands and certain distribution rights, as AB InBev considers brands and certain distribution rights as indefinite-lived intangible assets.

(d)
Reflects the reversal of Altria’s remaining share of equity earnings from the completion of AB InBev’s expected divestitures of certain SABMiller assets and businesses resulting from Legacy AB InBev obtaining necessary regulatory clearances to proceed with the AB InBev Transaction. For purposes of this pro forma adjustment, the timing of the divestitures has been assumed to occur at the completion of the AB InBev Transaction.

(e)
Reflects the reversal of Altria’s gain on the AB InBev Transaction, which also includes gains on derivative financial instruments that Altria entered into to hedge its exposure to foreign currency exchange rate movements relating to the AB InBev Transaction, as well as Altria’s transaction costs that are nonrecurring and directly attributable to the AB InBev Transaction.

Altria Group, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Condensed Statement of Earnings
_______________________________

Note 3. Pro Forma Earnings per Share

The pro forma basic and diluted earnings per share (“EPS”) were calculated using the following:

	For the Year Ended December 31, 2016
	Altria Group, Inc. as Reported	Pro Forma
	(in millions, except earnings per share)
Net earnings attributable to Altria Group, Inc.	$14,239	$5,165
Less: Distributed and undistributed earnings attributable to unvested restricted shares and restricted stock units	(24)	(8)
Earnings for basic and diluted EPS	$14,215	$5,157

Weighted-average shares for basic and diluted EPS	1,952	1,952

Basic and diluted EPS attributable to Altria Group, Inc.	$7.28	$2.64